Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Third Quarter 2010 Results

OMAHA, NE, October 20, 2010 – West Corporation, a leading provider of technology-driven, voice-oriented solutions, today announced its third quarter 2010 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Percent Change	2010	2009	Percent Change
Revenue	$592.4	$559.0	6.0%	$1,788.8	$1,772.9	0.9%
Adjusted EBITDA[1]	$160.9	$153.2	5.0%	$491.8	$483.4	1.7%
Adjusted EBITDA Margin	27.2%	27.4%		27.5%	27.3%
Cash Flows from Operations	$107.0	$99.8	7.2%	$294.2	$200.8	46.5%
Cash Flows from Investing	($38.7)	($17.7)	NM	($113.1)	($57.4)	NM
Cash Flows from Financing	($0.5)	($191.6)	NM	($100.9)	($232.2)	NM
Net Income (Loss)	($8.4)	$3.9	NM	$63.9	$61.0	4.8%

[1]	See Reconciliation of Financial Measures below.
NM:	Not Meaningful

Consolidated Operating Results

For the third quarter of 2010, revenue was $592.4 million compared to $559.0 million for the same quarter last year, an increase of 6.0 percent. The net increase in revenue from entities acquired or sold2 was $6.8 million during the third quarter of 2010. The Unified Communications segment had revenue of $307.6 million in the third quarter of 2010, an increase of 10.5 percent over the same quarter last year. The Communication Services segment had revenue of $286.5 million in the third quarter of 2010, 1.6 percent higher than the third quarter of 2009. In the third quarter of 2009, the Company recorded a $25.5 million impairment in its purchase paper business. The Company’s automated services businesses had revenue of $404.8 million in the third quarter of 2010, an increase of 8.2 percent over the previous year.

Foreign currency exchange rates negatively impacted revenue and Adjusted EBITDA in the third quarter by $6.0 million and $3.3 million, respectively, compared to the rates used for 2010 guidance. Year-to-date, revenue and Adjusted EBITDA are lower by $16.2 million and $8.6 million, respectively, compared to the rates used for 2010 guidance due to foreign currency exchange rates. The two most significant exchange rates used for 2010 guidance provided in February were as follows: British Pound Sterling 1.63 and Euro 1.46.

As previously announced, the Company recorded a non-cash charge of $37.7 million for impairment of goodwill in its traditional direct response business (marketed as “West Direct”) in the third quarter of 2010. The impairment primarily results from the current year decline in revenue and continued general decline in the direct response business. The impairment charge is not deductible for income tax purposes. Excluding the impairment, net income for the third quarter of 2010 would have been $29.3 million.

Adjusted EBITDA for the third quarter of 2010 was $160.9 million, or 27.2 percent of revenue, compared to $153.2 million, or 27.4 percent of revenue, for the third quarter of 2009. A reconciliation of Adjusted EBITDA to cash flows from operating activities is presented below.

Balance Sheet and Liquidity

At September 30, 2010, West Corporation had cash and cash equivalents totaling $137.9 million and working capital of $228.7 million.

As previously announced, on October 5, 2010, the Company and its lenders amended and restated the credit agreement governing its senior secured credit facilities. In connection with the restated credit agreement, the Company has: extended the maturity of

[2]

Net revenue from entities acquired or sold includes the acquisitions of Stream57 and SKT BCS in the Unified Communications segment and the acquisition of Holly Connects and TuVox and the sale of the Positron CAD business in the Communications Services segment.

approximately $158 million of its $250 million senior secured revolving credit facility (and received approximately $43 million of additional senior secured revolving credit facility commitments for the extended term) from October 2012 to January 2016; extended the maturity date for $500 million of its existing term loans from October 2013 to July 2016 with the interest rate margins of such extended term loans increasing by 1.875 percent; increased the interest rate margins of its term loans previously extended to July 2016 to match the interest rate margins for the newly extended term loans; and modified the step-down schedule in the financial covenants and certain covenant baskets.

In connection with the amendments to its senior secured credit facilities, the Company issued $500 million aggregate principal amount of 8 5/8 percent senior notes that mature on October 1, 2018 and used the proceeds to repay existing term debt due October 2013 under the senior secured credit facilities.

After giving effect to the amendment and new issuance, the maturity of the Company’s current debt is as follows:

•	$250 million revolving credit line commitments; $49 million expire in 2012 and $201 million extended to 2016

•	$450 million term loan due 2013

•	$1,485 million term loan due 2016

•	$650 million senior notes due 2014

•	$450 million senior subordinated notes due 2016

•	$500 million senior notes due 2018

During the third quarter of 2010, the Company invested $24.1 million in capital expenditures primarily for software and computer equipment.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, October 21, 2010 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven, voice-oriented solutions. West offers its clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of global economic trends on the businesses of West’s clients; competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; increases in the cost of voice and data services or significant interruptions in these services; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; West’s ability to protect its proprietary information or technology; the cost of defending West against intellectual property infringement claims; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; and West’s ability to recover charged-off consumer receivables and decreases in collections in its receivables management business. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Revenue	$592,410	$559,012	6.0%	$1,788,780	$1,772,878	0.9%
Cost of services	259,723	260,570	-0.3%	783,979	798,888	-1.9%
Selling, general and administrative expenses	258,818	221,428	16.9%	695,210	680,775	2.1%

Operating income	73,869	77,014	-4.1%	309,591	293,215	5.6%
Interest expense, net	63,186	66,100	-4.4%	182,117	193,584	-5.9%
Other expense (income), net	(2,796)	4,064	-168.8%	(2,611)	(1,429)	82.7%

Income before tax	13,479	6,850	96.8%	130,085	101,060	28.7%
Income tax expense	21,908	2,389	817.0%	66,218	37,360	77.2%

Net income (loss)	(8,429)	4,461	-288.9%	63,867	63,700	0.3%
Less net income - Noncontrolling interest	—	565	NM	—	2,745	NM

Net income (loss) - West Corporation	$(8,429)	$3,896	-316.4%	$63,867	$60,955	4.8%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$307,572	$278,345	10.5%	$915,817	$845,388	8.3%
Communication Services	286,466	281,967	1.6%	877,280	931,610	-5.8%
Intersegment eliminations	(1,628)	(1,300)	-25.2%	(4,317)	(4,120)	-4.8%

Total	$592,410	$559,012	6.0%	$1,788,780	$1,772,878	0.9%

Depreciation & Amortization:
Unified Communications	$20,170	$23,268	-13.3%	$66,479	$68,525	-3.0%
Communication Services	59,551	21,328	179.2%	99,559	72,743	36.9%

Total	$79,721	$44,596	78.8%	$166,038	$141,268	17.5%

Operating Income:
Unified Communications	$81,661	$70,817	15.3%	$242,509	$228,125	6.3%
Communication Services	(7,792)	6,197	-225.7%	67,082	65,090	3.1%

Total	$73,869	$77,014	-4.1%	$309,591	$293,215	5.6%

Operating Margin:
Unified Communications	26.6%	25.4%	4.7%	26.5%	27.0%	-1.9%
Communication Services	-2.7%	2.2%	-222.7%	7.6%	7.0%	8.6%

Total	12.5%	13.8%	-9.4%	17.3%	16.5%	4.8%

SELECTED OPERATING DATA ($M):
Cash flows from operating activities	107.0	99.8		294.2	200.8
Term loan facility	2,434.9	2,466.5
Revolving credit facilities	—	99.4
Senior and senior subordinated notes	1,100.0	1,100.0

Revenue from automated services ($M) (3)	404.8	374.0	8.2%	1,213.2	1,134.1	7.0%
Revenue from agent-based services ($M) (4)	187.6	185.0	1.4%	575.6	638.8	-9.9%

	Condensed Balance Sheets
	Sept. 30,	Dec. 31,	%
	2010	2009	Change
Current assets:
Cash and cash equivalents	$137,879	$59,068	133.4%
Trust and restricted cash	14,982	14,750	1.6%
Accounts receivable, net	396,557	353,622	12.1%
Deferred income taxes receivable	28,669	35,356	-18.9%
Prepaid assets	36,440	34,063	7.0%
Other current assets	38,589	46,757	-17.5%

Total current assets	653,116	543,616	20.1%
Net property and equipment	333,384	333,267	0.0%
Goodwill	1,627,787	1,665,569	-2.3%
Other assets	460,006	502,810	-8.5%

Total assets	$3,074,293	$3,045,262	1.0%

Current liabilities	$424,464	$368,609	14.8%
Long-term obligations	3,521,997	3,607,872	-2.3%
Other liabilities	171,895	161,525	6.4%

Total liabilities	4,118,356	4,138,006	-0.5%

Class L common stock	1,457,257	1,332,721	9.3%

Stockholders’ deficit	(2,501,320)	(2,425,465)	-3.1%

Total liabilities and stockholders’ deficit	$3,074,293	$3,045,262	1.0%

NM:	Not Meaningful
[3]	Automated services includes Unified Communications, Intrado and West Interactive
[4]	Third quarter 2009 agent-based revenue was negatively impacted by a $25.5 million impairment in the Receivables Management business

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Cash flow from operating activities	$107,007	$99,798	$294,202	$200,792
Income tax expense	21,908	2,389	66,218	37,360
Deferred income tax expense	7,098	11,496	(10,726)	2,474
Interest expense	63,289	66,164	182,364	193,842
Allowance for impairment of purchased accounts receivable	—	(25,464)	—	(25,464)
Provision for share based compensation	(954)	(559)	(2,682)	(1,274)
Amortization of loan origination costs	(4,000)	(4,110)	(12,009)	(12,399)
Other	(635)	(4,147)	(643)	2,249
Changes in operating assets and liabilities, net of business acquisitions	(37,224)	(27,957)	(38,237)	38,590

EBITDA	156,489	117,610	478,487	436,170
Provision for share based compensation	954	559	2,682	1,274
Acquisition synergies and transaction costs	1,488	4,874	4,409	14,743
Site closures and other impairments	1,158	241	4,209	3,207
Non-cash foreign currency loss (gain)	496	3,710	1,690	(882)
Allowance for impairment of purchased accounts receivable	—	25,464	—	25,464
Non-recurring litigation settlement costs	319	707	330	3,376

Adjusted EBITDA	$160,904	$153,165	$491,807	$483,352

The following table summarizes the Company’s cash flows by category for the periods presented.

Amounts in thousands	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Cash flows from operating activities	$107,007	$99,798	$294,202	$200,792
Cash flows used in investing activities	$(38,652)	$(17,711)	$(113,115)	$(57,373)
Cash flows used in financing activities	$(527)	$(191,612)	$(100,866)	$(232,199)